EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Cybergy Holdings, Inc.

We consent to the use of our report dated March 13, 2015, except for the second paragraph in Note J, as to which the date is May 14, 2015, with respect to the consolidated balance sheet of New West Technologies, LLC as of December 31, 2013, and the related consolidated statements of operations, members’ equity, and cash flows for the year then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ EKS&H LLLP

Denver, Colorado

May 14, 2015